EXHIBIT 10.1

                                 SALE AGREEMENT

THIS  AGREEMENT  made  as  of  this  1st  day  of  August,  2003

BETWEEN:

ANDY  EDMUN  DAEM,  of
1387  MINTO  CRES.,
Vancouver,  British  Columbia,  V6H  2J6

(hereinafter  called  "DAEM"

OF  THE  FIRST  PART

AND:

WIZBANG  TECHNOLOGIES  INC.
Suite  679,  185-911  Yates  Street,
Victoria,  British  Columbia.
V8V  4Y9

(hereinafter  called  "Optionee")


OF  THE  SECOND  PART

(collectively  called  the  "parties")

WHEREAS:

A. DAEM owns the mineral claim, namely the DALHOUSIE Mineral Claim, situated in the Stewart Area, Skeena Mining Division in the Province of British Columbia referred to herein as the "Dalhousie Claim", the particulars of which are as follows:
     Claim  Name     Record  Number      Unit     Record  Date     Expiry  Date
     -----------     --------------      ----     ------------     ------------
     Dalhousie  Fr.    300895              1     June 3,  l991    June  3,  2004

B. Daem agrees to grant an exclusive option to the Optionee to acquire all of Daem's interest in and to the Dalhousie Claim, on the terms and conditions hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of these presents and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.0     DEFINITIONS

In this agreement and in all schedules attached to and made a part hereof, the following words and phrases shall have the following meanings, namely;

reference herein to the "Dalhousie Claim" includes any mineral leases or other interests into which such mineral claims may have been converted;

"Option to Purchase" means the grant by Daem to the Optionee as set forth in paragraph 4.01 hereof;

"Commercial Production" means the carrying on of mining operations on the Dalhousie Claim or any part thereof for 40 consecutive days (exclusive of holidays) on which a minimum of 10 tons per day of ore is mined and processed on the site or delivered for processing at another processing facility not located on the Dalhousie Claim, for processing.

"Net Smelter Returns" means the proceeds from marketable minerals produced from the claim and received by the Optionee from the sale thereof.

"Net  Smelter  Royalty"  means  four  percent  (4%)  of  Net  Smelter  Returns

"Post split shares" mean shares as calculated after the 2 for 1 split described in this Agreement. Said shares are to be adjusted in the same manner as other common shares for any future forward or reverse splits.

2.0       REPRESENTATION  AND  WARRANTIES  OF  DAEM

Daem  represents  and  warrants  to  the  Optionee  that:

he is the registered and beneficial owner of the Dalhousie Claim, and that the Dalhousie Claim was properly and legally staked, recorded and tagged in compliance with laws of the Province of British Columbia, and there are no disputes over the title, the staking or the recording of the Dalhousie Claim.

he is the holder of a valid Free Miner's Certificate issued pursuant to the laws of the Province of British Columbia and shall maintain such license in good standing for the remainder of 2003 and will apply to renew the Free Miner's Certificate for 2004.

the Dalhousie Claim is in good standing with the Office of the Mining Recorder, having an expiry date of June 3rd 2004, and are free and clear of any claims, liens, charges or encumbrances of any nature and no adverse claim or challenge against the ownership of or title to the Dalhousie Claim has been made nor to the knowledge of Daem is there any basis therefor and there are no outstanding agreements or options to acquire or purchase the Dalhousie Claim or any part thereof.

Daem acknowledges that the representations and warranties set forth herein form part of this agreement and are the conditions upon which the Optionee has relied in entering into this Agreement, and that these representations and warranties shall survive the option agreement for the Dalhousie Claim hereunder by the Optionee.

3.0      REPRESENTATIONS  AND  WARRANTIES  OF  THE  OPTIONEE

The  Optionee  represents  and  warrants  to  Daem  that:

it is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, United States Of America with full power, absolute authority and capacity to enter into this Agreement and to carry out the transactions contemplated hereby, all of which have been duly and validly authorized by all necessary corporate proceedings.

The Optionee acknowledges that the representations and warranties hereinbefore set out form a part of this Agreement and are conditions upon which Daem has relied in entering into this Agreement, and that these representations and warranties shall survive the option of the Dalhousie Claim hereunder to the Optionee.

4.0      GRANT  OF  OPTION  TO  PURCHASE

Daem hereby grants to the Optionee the sole and exclusive right and option, subject to the terms of this Agreement, to acquire the entire right, title and interest in the Dalhousie Claim, free and clear of all claims, liens, charges and encumbrances, save and except for those set out herein, on the following terms and conditions, namely:

1) the Optionee shall pay $10,000 USD to Daem within ninety days of the date of this Agreement.

2) the optionee shall, as soon as practical, forward split the shares of Wizbang Technologies Inc. on a two for one basis and Mike Frankenberger will cancel appropriate shares to leave 10.1 million shares issued and outstanding.

     a) the Optionee shall issue 200,000 post split fully paid and non-assessable shares in its capital stock to Daem, as follows:

     b) 100,000 post split shares will be issued within ninety days of the date of this Agreement

3) a further 100,000 post split shares on the beginning of any exploration program which the Optionee carries out on the Dalhousie Claim.

4) Daem agrees to be retained by Optionee for the purpose of using his Free Miner's Certificate for a period of no less than two years.

5) the Optionee shall also allot and issue 300,000 fully paid and non-assessable post split shares (adjusted for any future share splits or dividends) in its capital stock to Daem, upon the Dalhousie Claim being put into Commercial Production under the following terms and conditions:

     a) If Wizsbang Technologies Inc. is acquired by a publicly traded company the shares of Wizsbang Technologies Inc. will be paid as outlined above prior to the completion of the acquisition.

     b) If the Dalhousie Claim is sold to a Public or Privately held company Daem shall receive a 4% (four percent) Net Smelter Royalty payment on all ore produced from the Dalhousie Claim. The Net Smelter Royalty shall become payable following the commencement of Commercial Production. The Net Smelter Royalty, if any payable for each quarter year shall be paid within sixty (60) days after the end of the quarter year to which the royalty relates, accompanied by a statement of the Net Smelter Returns for the quarter year in question. The balance, if any, of the Net Smelter Royalty payable for a full year shall be paid within ninety (90) days after the end of such year, accompanied by a statement of the Net Smelter Return for such year, duly certified by the Optionee's auditor.

     c) All remaining terms and conditions in this agreement will remain in force and be carried forward to the acquiring entity.

5.0      TRANSFER  OF  CLAIMS

Upon execution of this Agreement, Daem shall deliver to the Optionee a duly executed registrable transfers of the Dalhousie Claim, in favour of the Optionee.

The Optionee shall be entitled to register all transfers contemplated in paragraph 5.01 hereof at its own cost in order to effect transfer of legal title to the Dalhousie Claim into the name of the Optionee, provided that the Optionee shall hold the Dalhousie Claim subject to the terms of this Agreement, it being understood that the transfer of legal title to the Optionee prior to its exercise of the Option to Purchase is for administrative convenience only.

6.0      TERMINATION

This  agreement  shall  terminate:
if the Optionee fails to pay any sum on or before the relevant dates set forth therein; or prior to the exercise by the Optionee of the Option to Purchase hereunder, upon receipt by Daem of Notice from the Optionee that the Optionee is terminating its Option to Purchase.

7.0     SURRENDER  OF  CLAIMS

The Optionee may at any time elect to surrender the Dalhousie Claim by giving notice to Daem of such intention. For a period of 60 days after receipt of such notice Daem may elect to have the Dalhousie Claim in respect of which such notice has been given transferred to Daem by giving notice to the Optionee requesting same, whereupon the Optionee shall deliver to Daem a registrable transfer transferring such Claim to Daem. If Daem fails to request a transfer of the Dalhousie Claim to be surrendered within such 60 day period, the Optionee may thereafter immediately surrender such Claim without further notice to Daem. Upon any such transfer or surrender, the Dalhousie Claim so transferred or surrendered shall cease to form part of this Agreement.

8.0     TRANSFER  BACK  OF  CLAIMS

Subject to paragraph 7.01 hereof, upon termination of this Agreement, the Optionee shall deliver to Daem such registrable transfers as are necessary to transfer to Daem the Dalhousie Claim then forming part of this Agreement.

The Claim transferred to Daem pursuant to paragraph 8.01 hereof shall be in good standing for a period at least equal to the length of time any such Claim is in good standing beyond the date of execution of this Agreement.

9.0     OBLIGATIONS  OF  THE  OPTIONEE  DURING  THE  OPTION  PERIOD

The Optionee hereby covenants and agrees that for so long as the Option to Purchase granted to it hereunder continues in full force and effect:

it will permit Daem or a duly authorized agent, upon reasonable prior notice to the Optionee to have access to the Dalhousie Claim in order to examine ore removed by or on behalf of the Optionee provided, however, that neither Daem nor his agents shall interfere or obstruct the operation of the Optionee, its servants and agents on the Dalhousie Claim, and further provided that Daem or its agents shall enter upon the Dalhousie Claim at their own risk and that Daem agrees to indemnify and save the Optionee harmless from all loss and damage of any nature or kind whatsoever in any way referable to the entry of, or presence on, or activities of either Daem or its agents while on the Dalhousie Claim, including, without limiting the generality of the foregoing, bodily injuries or death at any time resulting therefrom and damage to property sustained by any person or persons;

it will maintain the Dalhousie Claim in good standing by the doing and filing of applicable assessment work or the making of payments in lieu thereof, for the payment of taxes and rentals and the performance of all other action which may be necessary in that regard and in order to keep the Dalhousie Claim free and clear of all liens and other charges arising from the Option's activities thereon except those at the time contested in good faith by the Option; and

it will provide Daem with copies of all technical and other reports relating to the Option's work on the Dalhousie Claim, at the Optionee's cost, forthwith upon any such reports being prepared.

10.0  OBLIGATIONS  OF  DAEM

10.01  DAEM  hereby  covenants  and  agrees  that:

No use will be made of the name of the Optionee or any company associated with the Optionee in any document or release made to or available to the public without the prior written approval of the Optionee;

Any information acquired by Daem relating to the Dalhousie Claim shall be confidential and shall not be released or communicated to any person, firm or corporation without the prior written approval of the Optionee.

For so long as the Option to Purchase is in full force and effect hereunder, Daem will not deal, or attempt to deal, with Daem's right, title and interest in and to the Dalhousie Claim in any way that would or might affect the right of the Optionee hereunder to purchase a 100% undivided right, title and interest in and to the Dalhousie Claim, free and clear of any claims, liens, charges or encumbrances, save as specifically provided for in this Agreement;

It will assist the Optionee in acquiring and/or staking any land adjoining the Dalhousie Claim or any portion thereof that may contain strike extensions of mineralized zones.

11.0     RIGHT  OF  ENTRY

11.01 During the term of this Agreement, the Optionee and its servants, agents and independent contractors shall have the sole and exclusive right in respect of the Dalhousie Claim to:

enter  thereon;
have  exclusive  and  quiet  possession  thereof;
do such prospecting, exploration, development and/or other mining work thereon and thereunder as the Optionee in its sole discretion may determine advisable; bring upon and erect upon the Dalhousie Claim buildings, plant machinery and equipment as the Optionee may deem advisable;
remove therefrom and dispose of reasonable quantity of ores, minerals and metals for the purpose of obtaining assays or making other tests.

12.0      RIGHT  TO  REMOVE  ASSETS

12.01 At any time and from time to time while the Option to Purchase hereunder is in full force and effect, and for a period of 180 days after the termination of this Agreement, the Optionee may enter upon and remove from the Dalhousie Claim any and all buildings, plant, machinery, tools appliances and/or equipment brought or erected upon the Dalhousie Claim by the Optionee. Any such building, plant machinery, tools appliances and/or equipment not so removed within the period of 180 days after the termination of this Agreement shall become the property of Daem.

13.0      DISPOSITION  OF  INTEREST  BY  THE  OPTIONEE

the Optionee may at any time sell, transfer or otherwise dispose of all or any portion of its interest in and to the Dalhousie Claim in this Agreement provided that any purchaser, grantee, to transferee of any such interest shall have first entered into an agreement with Daem containing:

(a) a covenant by such transferee to perform all the obligations of the Optionee to be performed hereunder in respect of the interest to be acquired by it from the Optionee;

(b) a provision subjecting any further sale, transfer or other disposition of such interest in the Dalhousie Claim and this Agreement or any portion hereof to the restrictions contained in this paragraph 13.01.

No assigment by the Optionee of any interest less than its entire interest in this Agreement and in the Dalhousie Claim shall, as between the Optionee and Daem, discharge it from any of its obligations hereunder, but upon the transfer by the Optionee of the entire interest at the time held by it in this Agreement (whether to one or more transferees and whether in one or in a number of successive transfers), the Optionee shall be deemed to be discharged from all obligations hereunder save and except for the obligation to issue to Daem 300,000 post split fully paid and non-assessable shares in its capital stock upon the Dalhousie Claim being put into Commmercial Production.

If Daem should receive a bona fide offer from an independent third party ( the "proposed purchaser") dealing at arm's length with Daem to purchase all or substantially all of its interest in the Dalhousie Claim (Specifically the 4% (four percent) Net Smelter Royalty payment on all ore produced from the Dalhousie Claim refered to in paragraph 4.02(e)(2) of this agreement), which offer Daem desires to accept, or if Daem intends to sell all or substantially all of his interest in the Dalhousie Claim, Daem shall first offer (the offer) such interest in writing to the Optionee upon terms no less favorable than those offered by the proposed purchaser or intended to be offered Daem, as the case may be. The Offer shall specify the price and terms and conditions of such sale, the name of the Proposed Purchaser ( which term shall, in the case of an intended offer by Daem, mean the person or persons to whom Daem intends to offers its interest) and, if the offer received by Daem from the Proposed Purchaser provides for any consideration payable to Daem otherwise than in cash, the Offer shall include Daem's good faith estimate of the cash equivalent of the non-cash consideration. If within a period of 60 days of the receipt of the offer the Optionee notifies Daem in writing that it will accept the same, Daem shall be bound to sell such interest to the Optionee (subject as hereafter provided with respect to price) on the terms and conditions of the Offer. If the Offer so accepted by the Optionee contains Daem's good faith estimate of the cash equivalent consideration as aforesaid, and if the Optionee disagrees with Daem's best estimate, the Optionee shall so notify Daem at the time of acceptance and the Optionee shall, in such notice, specify what it considers, in good faith, the fair cash equivalent to be and the resulting total purchase price. If the Optionee so notifies Daem, the acceptance by the Optionee shall be effective and binding upon Daem and the Optionee and the cash equivalent of any such non-cash consideration shall be determined by binding arbitration under the Arbitration Act of British Columbia and shall be payable by the Optionee, subject to prepayment as hereafter provided, within 60 days following its determination by arbitration. The Optionee shall in such case pay to Daem, against receipt of an absolute transfer of clear and unencumbered title to the interest of Daem being sold, the total purchase price which is specified in its notice to Daem and such amount shall be credited to the amount determined following arbitration of the cash equivalent of any non-cash consideration. If the Optionee fails to notify Daem before the expiration period of the time limited therefor that it will purchase the interest offered, Daem may sell and transfer such interest to the Proposed Purchaser at the price and on the terms and conditions specified in the Offer for a period of 60 days, provided that the terms of this paragraph shall again apply to such interest if the sale to the Proposed Purchaser is not completed within the said 60 days. Any sale hereunder shall be conditional upon the Proposed Purchaser delivering a written undertaking to the Optionee, in form and substance satisfactory to its counsel, to be bound by the terms and conditions of this Agreement.

FORCE  MAJEURE

If the Optionee is at any time during the term of this Agreement prevented or delayed in complying with any provisions of this Agreement by reason of strikes, labour shortages, power shortages, fuel shortages, fires wars acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons (other than lack of funds) beyond the control of the Optionee, the time limited for the performance by the Optionee of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay, provided however that nothing herein shall discharge the Optionee from its obligations under paragraph 9.01.

The Optionee shall give prompt notice to Daem of each event of force majeure under paragraph 14.01 and upon cessation of such event shall furnish Daem with notice to that effect together with particulars of the number of days by which the obligations of the Optionee hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

After the commencement of the operation of the Dalhousie Claim as a mine, the Optionee shall work, mine and operate the Dalhousie Claim during such time or times as the Optionee in its sole judgement considers such operations to be profitable. The Optionee may suspend or curtail operations during periods when the products derived from the Dalhousie Claim cannot be profitably sold at prevailing prices or if an unreasonable inventory thereof, in the Optionee's sole judgement, has accumulated or would otherwise accumulate

CONFIDENTAL  INFORMATION

No information furnished by the Optionee to Daem hereunder in respect of the activities carried out on the Dalhousie Claim by the Optionee, or related to the sale of product derived from the Dalhousie Claim, shall be published by Daem without the prior written consent of the Optionee, but such consent in respect of the reporting of factual data shall not be unreasonably withheld, and shall not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws.

16.0      NOTICE  AND  PAYMENT

16.01 Each notice, demand or the communication required or permitted to be given under this Agreement shall be in writing and shall be sent by prepaid registered mail deposited in a Post Office in Canada addressed the party entitled to received same, or delivered to such party, at the address for such party specified on the first page thereof. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered, or, if given by registered mail as aforsaid, shall be deemed conclusively to be the third day after the same shall have been so mailed except in the case of interruption of the third day after the same shall have been so mailed except in the case of interruption of postal services for any reason whatsoever, in which case the date of receipt shall be the date upon which notice, demand or other communication is actually received by the addressee.

16.02 Any party may at any time and from time to time notify any other party in writing of a change of address and the new address to which notice shall be given to thereafter until further change.

16.03 Any payment that Optionee may decide to make or cause to be made to Daem hereunder shall be deemed to have been well and truly made if a cheque payable to Daem in the appropriate amount has been delivered to the addressee hereof in accordance with the provisions of paragraph 16.01 hereof, the provisions of which shall apply, mutatis mutandis, as if such cheque was a notice given hereunder.

17.0     FURTHER  ASSURANCE

17.01 Each of the parties hereto agrees to do and/or execute all such further and other acts, deeds, things, devices, documents and assurances as may be required in order to carry out the true intent and meaning of the Agreement.

18.0     ENTIRE  AGREEMENT

18.01 The parties hereto agree that the terms and conditions of this Agreement shall supersede and replace any other agreements or arrangements, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

19.0    REGULATORY  APPROVAL

19.01 This Agreement is subject to the approval of the securities regulatory authorities having or which will have jurisdiction over the affairs of the Optionee. No shares in the Optionee's capital stock will be issued pursuant to the terms of this Agreement without the Optionee first having received all necessary regulatory approvals in connection herewith.

20.0    GOVERNING  LAW

20.01 This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

21.0     ENUREMENT

21.01 This Agreement shall enure to the benefit of and be binding upon the parties hereto and each of their heirs, executors, administrators, successors and assigns, as the case may be.

WHEREOF IN WITNESS this Agreement has been executed as of the day and year first above written

/s/  Katherine Rhodes                              /s/ Andy Edmun  Daem
WITNESS                                            ANDY  EDMUN  DAEM


THE  COMMON  SEAL  of
WIZBANG  TECHNOLGIES  INC.
was                                                              C/S
Hereunto  affixed  in  the
Presence  of:

/s/  Mike  Frankenberger

Authorized  Signatory